                                     [LOGO]

For Further Information:

BIG DOG HOLDINGS, INC.
121 Gray Avenue
Santa Barbara, California 93101
www.bigdogs.com
CONTACT:
Investor Information
(805) 963-8727     x 1630
ir@bigdogs.com

For Immediate Release:
July 31, 2000


          BIG DOG HOLDINGS, INC. ANNOUNCES RECORD SECOND QUARTER 2000
                            RESULTS, $.09 VS. $.06,
                                       AND
       ANNOUNCES $6.25 PER SHARE CASH TENDER OFFER FOR 3.5 MILLION SHARES

SANTA BARBARA, CALIFORNIA - JULY 31, 2000... Big Dog Holdings, Inc. (NASDAQ:
BDOG; www.bigdogs.com), a developer, marketer and retailer of branded, lifestyle consumer products, today reported the financial results for the second quarter ended June 30, 2000.

FINANCIAL RESULTS

For the quarter ended June 30, 2000, net income increased 41% to a second quarter record of $1,038,000, as compared with $734,000 for the second quarter 1999. Earnings per share increased 50% to $.09, as compared with $.06 for the same period last year. Net sales increased to $26,205,000 as compared with $24,093,000 in the second quarter 1999. The increase in net income is attributable to improvement in operating efficiencies and increased revenue, partially offset by a small decrease in gross margin. At the close of the quarter, the Company had 199 retail stores, representing a net increase of 18 stores since June 30, 1999. Notably, the Company's comparable stores sales growth was 2.1% for the second quarter.

Commenting on the results, CEO Andrew Feshbach stated, "Overall, we are very pleased with our second quarter results. Our business is running smoothly. We believe we are in a strong position with our fall merchandise and look forward to the second half of the year, which has always been the strongest and most profitable for our company."

$22 MILLION CASH TENDER OFFER FOR 3.5 MILLION SHARES AT $6.25 PER SHARE

Today the Company launched a cash tender offer to purchase 3.5 million shares of Big Dogs' common stock (approximately 30% of the outstanding shares) at $6.25 per share representing approximately a 35% premium to the July 28 closing price. The terms of the tender offer, which is expected to close and fund in approximately one month's time, will be described in the offering materials that will be mailed to stockholders later this week. If more than 3.5 million shares are tendered, there will be a proration of the tendered shares.

Big Dogs will finance the tender offer through available cash and a new $30 million revolving line of credit led by Bank of America, which will also act as Big Dogs' primary lender. Israel Discount Bank, Big Dogs' historical lender, and Santa Barbara Bank and Trust, a leading California Central Coast lender, are also participating.

Commenting on the tender offer, CEO Andrew Feshbach stated, "Over the past year, the Company has considered various strategic and financial alternatives to enhance stockholder value. Our board and its advisers concluded that this tender offer is the best approach for providing liquidity to those stockholders who desire to sell, while also providing long-term potential for all stockholders."

The Company will be holding a conference call on Wednesday, August 2, 2000. Please call 805-963-8727, extension 1630 for more information.

Big Dogs develops, markets and retails a branded, lifestyle collection of unique, high-quality, popular-priced consumer products, including activewear, casual sportswear, accessories and gifts. The BIG DOGS brand image is one of quality, fun and a sense of humor. The BIG DOGS brand is designed to appeal to people of all ages and demographics, particularly baby boomers and their kids, big and tall customers, and pet owners. In addition to its 198 retail stores, Big Dogs markets its products through its catalog, better wholesale accounts and Internet sales.

Safe Harbor Statement Under the Private Securities Litigation Act 1995- With the exception of historical information, the matters discussed in this press release are forward looking statements that involve a number of risks and uncertainties. The actual future results of the Company could differ significantly from those statements. Further information on the Company's risk factors is contained in the Company's filings with the Securities and Exchange Commission.

                      BIG DOG HOLDINGS, INC. AND SUBSIDIARY
                     CONSOLIDATED BALANCE SHEETS (Unaudited)


                                                                                  June 30,
                                                                        -----------------------------
                                                                            2000             1999
                                                                        ------------     ------------
                                                ASSETS
CURRENT ASSETS:
      Cash and cash equivalents                                         $  4,322,000     $  2,622,000
      Account receivable, net                                              1,123,000          829,000
      Inventories                                                         29,879,000       25,879,000
      Prepaid expenses and other current assets                            1,851,000        1,392,000
      Deferred income taxes                                                1,684,000        1,788,000
                                                                        ------------     ------------
           Total current assets                                           38,859,000       32,510,000
PROPERTY AND EQUIPMENT, Net                                               11,032,000       13,978,000
INTANGIBLE ASSETS, Net                                                       143,000           27,000
OTHER ASSETS                                                               3,485,000          547,000
                                                                        ------------     ------------
TOTAL                                                                   $ 53,519,000     $ 47,062,000
                                                                        ============     ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
      Accounts payable                                                  $  5,806,000     $  4,071,000
      Income taxes payable                                                     7,000          144,000
      Accrued expenses and other current liabilities                       2,294,000        2,008,000
                                                                        ------------     ------------
           Total current liabilities                                       8,107,000        6,223,000
DEFERRED RENT                                                                887,000          810,000
DEFERRED GAIN ON SALE-LEASEBACK                                              485,000             --
                                                                        ------------     ------------
      Total liabilities                                                    9,479,000        7,033,000
STOCKHOLDERS' EQUITY                                                      44,040,000       40,029,000
                                                                        ------------     ------------
      TOTAL                                                             $ 53,519,000     $ 47,062,000
                                                                        ============     ============

                      BIG DOG HOLDINGS, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)


                                                        Three Months Ended                      Six Months Ended
                                                             June 30,                               June 30,
                                                 --------------------------------        --------------------------------
                                                     2000                1999                2000                1999
                                                 ------------        ------------        ------------        ------------
NET SALES                                        $ 26,205,000        $ 24,093,000        $ 42,791,000        $ 40,836,000
COST OF GOODS SOLD                                 10,682,000           9,533,000          18,112,000          17,389,000
                                                 ------------        ------------        ------------        ------------
GROSS PROFIT                                       15,523,000          14,560,000          24,679,000          23,447,000
                                                 ------------        ------------        ------------        ------------

OPERATING EXPENSES:
      Selling, marketing and distribution          12,537,000          12,107,000          24,323,000          23,430,000
      General and administrative                    1,342,000           1,249,000           2,671,000           2,464,000
                                                 ------------        ------------        ------------        ------------
           Total operating expenses                13,879,000          13,356,000          26,994,000          25,894,000
                                                 ------------        ------------        ------------        ------------
INCOME (LOSS) FROM OPERATIONS                       1,644,000           1,204,000          (2,315,000)         (2,447,000)
INTEREST INCOME, NET                                  (44,000)               --              (215,000)            (94,000)
                                                 ------------        ------------        ------------        ------------
INCOME (LOSS) BEFORE PROVISION
      (BENEFIT) FOR INCOME TAXES                    1,688,000           1,204,000          (2,100,000)         (2,353,000)
PROVISION (BENEFIT) FOR INCOME
      TAXES                                           650,000             470,000            (808,000)           (917,000)
                                                 ------------        ------------        ------------        ------------
NET INCOME (LOSS)                                $  1,038,000        $    734,000        $ (1,292,000)       $ (1,436,000)
                                                 ============        ============        ============        ============
NET INCOME (LOSS) PER SHARE
      BASIC AND DILUTED                          $       0.09        $       0.06        $      (0.11)       $      (0.12)
                                                 ============        ============        ============        ============
WEIGHTED AVERAGE SHARES
      OUTSTANDING:
      BASIC                                        11,986,000          12,029,000          11,986,000          12,064,000
      DILUTED                                      12,070,000          12,160,000          11,986,000          12,064,000